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EXHIBIT 99.2


                                                        [HANOVER DIRECT GRAPHIC]

FOR IMMEDIATE RELEASE

CONTACT:          Hanover Direct, Inc.                      The MWW Group
                  Charles E. Blue                           Rich Tauberman
                  SVP & Chief Financial Officer             Tel: (201) 507-9500
                  Tel: (201) 272-3412


      HANOVER DIRECT, INC. AND CHELSEY DIRECT, LLC EXECUTE RECAPITALIZATION
                   AGREEMENT AND ANNOUNCE RECONSTITUTED BOARD
                        OF DIRECTORS AND BOARD COMMITTEES


EDGEWATER, NJ, November 19, 2003 - Hanover Direct, Inc. announced today that the Company entered into a binding Recapitalization Agreement with Chelsey Direct, LLC as contemplated by the Memorandum of Understanding executed last week. The closing of the transactions contemplated by the Recapitalization Agreement will occur as promptly as practicable following the execution of the Recapitalization Agreement and will require the approval of Congress Financial Corporation, the Company's lender, and the American Stock Exchange.

The Recapitalization Agreement has been unanimously approved by the Transactions Committee, composed of independent directors of the Board of Directors of the Company, which has received a fairness opinion from independent financial advisors stating that the terms of the Recapitalization are fair to the holders of Common Stock of the Company (other than Chelsey Direct, LLC and its affiliates) from a financial point of view. Subsequent to the approval and recommendation of the Transactions Committee, the Recapitalization Agreement was unanimously approved by Hanover's Board of Directors.

Coincident with the execution of the Recapitalization Agreement, the Board of Directors of Hanover Direct, Inc. has been reconstituted. Messrs. Jeffrey Sonnenfeld, Ken Krushel and Pen James have resigned from the Board and Messrs. Stuart Feldman and William Wachtel have joined the Board. The Company will be filing with the Securities and Exchange Commission and distributing to all of its shareholders an information statement regarding the anticipated change in a majority of the Board of Directors pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, and upon expiration of the ten (10) day waiting period required by Rule 14f-1, Mr. Donald Hecht will also be appointed to the Board.

Mr. Wachtel has been a managing partner of Wachtel & Masyr, or its predecessor law firm, Gold & Wachtel, LLP, since its founding in August 1984. He is the co-founder of the Drum Major Institute, a

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not-for-profit organization carrying forth the legacy of Dr. Martin Luther King.

Stuart Feldman has been a principal of Chelsey Capital, LLC, a private hedge fund, for the past ten years. Donald Hecht has managed Hecht & Company, an accounting firm, since 1966.

"First, we want to thank Jeffrey Sonnenfeld, Ken Krushel and Pen James for their exemplary service on the Board and their many, many contributions to the continued turnaround of the Company including their deliberations leading to this transaction," said Tom Shull, Hanover Direct's Chairman, President and Chief Executive Officer. "Second, the Company welcomes Stuart Feldman and William Wachtel to the Board."

Simultaneously with the execution of the Recapitalization Agreement, the Committees of the Board of Directors were also reconstituted as follows: the members of the Executive Committee are Stuart Feldman (Chairman), Martin Edelman and Basil Regan; the members of the Audit Committee are Robert Masson (Chairman), Wayne Garten and David Brown (Donald Hecht will be added to the Audit Committee at the same time he is added to the Board of Directors); the members of the Stock Option and Executive Compensation Committee are David Brown (Chairman), Wayne Garten and Stuart Feldman; the members of the Nominating Committee are William Wachtel (Chairman), Wayne Garten and Thomas Shull; and the members of the Transactions Committee are Martin Edelman (Chairman), David Brown and Basil Regan.


ABOUT HANOVER DIRECT, INC.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include DOMESTICATIONS, THE COMPANY STORE, COMPANY KIDS, SILHOUETTES, INTERNATIONAL MALE, SCANDIA DOWN, and GUMP'S BY MAIL. The Company owns GUMP'S, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.


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